Exhibit 99.2
Final Transcript
          Conference Call Transcript
          PFCB — Q3 2006 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
          Event Date/Time: Oct. 25. 2006 / 1:00PM ET
CORPORATE PARTICIPANTS
     Rick Federico
     P.F. Chang’s China Bistro, Inc. — CEO, Chairman
     Russell Owens
     Pei Wei Asian Diner — President
     Bert Vivian
     P.F. Chang’s China Bistro, Inc. — President
     Mark Mumford
     P.F. Chang’s China Bistro, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
     Ashley Woodruff
     Friedman Billings Ramsey — Analyst
     John Glass
     CIBC World Markets — Analyst
     Steven Kron
     Goldman Sachs — Analyst
     Fitzhugh Taylor
     Banc of America Securities — Analyst
     John Emerich
     Ironworks Capital — Analyst
     Jason Whitmer
     Cleveland Research — Analyst
     Destin Tompkins
     Morgan Keegan — Analyst
     Joe Buckley
     Bear Stearns — Analyst
     Jeffrey Bernstein
     Lehman Brothers — Analyst
     Sharon Zackfia
     William Blair — Analyst
     Matt DiFrisco
     Thomas Weisel Partners — Analyst
     John Lawson
     Tiburon Research Group — Analyst
     John Ivankoe
     JPMorgan — Analyst
     Paul Westra
     Cowen & Co — Analyst

PRESENTATION
Operator
Good morning and welcome to P.F. Chang’s China Bistro third quarter 2006 earnings release conference call. [OPERATOR INSTRUCTIONS] I would now like to introduce Mr. Richard Federico, Chairman and CEO of P.F. Chang’s. Please go ahead, sir.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO, Chairman
Good morning. This morning I will have some brief opening remarks followed by Russell’s update on Pei Wei, Bert’s update on the Bistro and we’ll close with Mark’s financial update on PFCB Inc. At the macro level, we continue to view current market conditions as volatile at best. Although some conditions have improved like gas prices, others have remained challenged.
We have not seen significant changes in our consumer’s behavior, so we will continue to be cautious as we look to the next several quarters. As I mentioned last quarter, we will continue to focus on our products, on our people and our facilities knowing that in the long run those are the elements that drive our business. I wanted to give you a quick update on our new business, although technically not in the quarter we have opened our first Taneko Japanese tavern here in Scottsdale. We opened on October 2nd in front of the Borgata shopping center. To date we have been operating as a dinner-only restaurant but do expect to have lunch in the latter part of this quarter.
The easiest way to describe Taneko is by what it isn’t. It isn’t a sushi bar, and it isn’t a teppan restaurant. Taneko is an authentic izakaya, or a It is a Japanese pub, serving a wide variety of cooked products using traditional cooking methods found in Japan. Taneko uses predominantly all natural and organically grown products. Wahu beef, Kurobuta pork, Hokkaido scallops, wild Alaskan silver salmon, and Alaskan black cod and yellow tail give our culinary the best products available in the market as the base for our menu.
Our wood-burning grill uses mokutan, which is a hard word for me to say, charcoal from Japan and the wood burning ovens burn pecan enhancing the flavors of these organically grown ingredients. The menu also offers a wide variety of tempura dishes, braised dishes, wok-cooked items, and some raw items like a daily sashimi plate, a tuna tartar with nori chips, a tuna tataki and a sizzled fish.
The traditional tavern style menu includes items like a kobe burger, a tempura fish sandwich and a traditional fish and chips. The single most popular item has been the hot rock, thinly sliced marinated wahu beef seared at the table on a hot rock. The rock is brought from the wood burning oven at about 600 degrees. Our guests have found this a fun, interactive and great tasting product. After the first three weeks of business, we have a per person check average of just about $40, which has been in line with our expectations.
The building is approximately 5,400 square feet and has 160 internal seats which compares to an average Bistro which is about 7,000 feet and 225 seats. The initial Taneko also has a small patio adding about 25 seats. The other notable opening in the third quarter was our first JV partner Bistro in Hawaii. Partnering with Restaurants Partners Hawaii Group we opened in the Ward district of Honolulu on September 12th. We have been thrilled with our new partners’ ability to execute our concept, and we look forward to their second opening in Waikiki late next year. We will continue to evaluate this structure, believing it could be a platform for development into other countries.
With that I will turn the call over to Russell for his update on Pei Wei.
Russell Owens — Pei Wei Asian Diner — President
Thanks, Rick. First I will comment on our results for the third quarter. Revenues were on target and total at $46.1 million versus expected $46 million. Breaking it down a bit further, our comp sales of negative 1.5% was slightly better than the negative 2.4% we had forecasted and exceeded our forecast by about $250,000. Most of the improvement came in September where we had a fair amount of noise in last year’s numbers associated with weather related events in Houston and the southeast. As expected, we began to see some improvement as we start lapping the effect of some of our intentionally cannibalized restaurants. As we said last quarter, this is a primary driver for our improving comp forecast in the fourth quarter. We didn’t see a significant change in the underlying trends in the third quarter outside of those events.
Our 2005 class missed our sales expectations in total by $120,000 or about $400 per week per restaurant. During the quarter we opened nine new Pei Wei locations, four in the new markets of Kansas City, Lubbock and Fairfax, Virginia. The balance of our openings were in existing markets in Texas, North Carolina and Minnesota. Our average weekly sales and revenues for the new 2006 openings were on target for this quarter except for being one week short on our store week goal.
Our restaurant cash operating income was slightly better than we expected overall at 7.7% of revenues versus a forecast of 7.4%. Cost of sales is a little better than planned and labor ended up right where we expected, higher than anticipated operating expenses were driven primarily by utility rates. When comparing our restaurant performance versus last year’s third quarter, our margins were down overall 110 basis points driven by 70 basis points in labor, 60 basis points in operating expenses which were primarily due to the increase in utility and administrative costs and 60 basis points in occupancy expense due to higher property taxes and sales deleverage. This was offset by better supply and packaging costs as well as improved food costs.
Now a few comments on the fourth quarter expectations. For revenues in total we have lowered our previous forecast by 1% or about $500,000. Our expectation for comparable store sales has not changed. We are forecasting the fourth quarter to be negative 1%. We have adjusted our forecast based on updated average weekly sales rates for the 2005 class and the recent openings to better reflect the current trends in the fourth quarter holiday impact.
We currently expect to open 10 new Pei Wei locations during the fourth quarter, and the new markets of St. Louis, Little Rock, and El Paso along with two more in Dallas, one in Phoenix, one in Boulder, Colorado, our second Nashville location, and our third Salt Lake City location. We’ve adjusted our forecast to reflect slightly improved cost of sales and labor expense expectations partially offset by increased operating expenses. As a result, our restaurant cash operating income is expected to be 8.2% of revenues versus our previous forecast of 8%, about $50,000 more in spite of the revenue reduction. We’ve increased our estimate for depreciation expense a bit, resulting in basically no change in the expected net income for Pei Wei in the fourth quarter.
With that I will turn the mic over to Bert.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Thanks, Russell.
At the Bistro our revenues for the quarter were within a whisker of our forecast. We were expecting roughly $186 million, and we came in at $185 million. We lost a couple sales weeks in our new restaurant development during the quarter. If you take those lost sales into consideration, our existing business was fairly close to the expected mark. As we reported a few weeks ago, comps were slightly negative, down 0.5% for the quarter. Generally speaking, our comp sales results were stronger east of the Mississippi than west, which has been a consistent pattern that we’ve witnessed all year long.
There is really nothing new or earth shattering to note on a revenue side. Consequently, I will move onto the cost side of our business. In short, our margins got better. As a matter of fact, if you look at our restaurant cash margins before preopening expense, you will see that we hit a quarterly high water mark for 2005 and 2006 in the most recent quarter. Our improvement versus expectations came in cost of sales due to favorable scallop and oil pricing, and more significantly in labor. Our sales per labor hour continues to trend in a positive fashion. We gave some of these improvements back in operating and occupancy expense due to utility and property tax accruals.
However, our margins came in about 90 basis points better than our forecast and about 120 basis points better than last year. On an apples-to-apples basis, which excludes equity based compensation, third quarter net income for the Bistro grew 20.8% versus the prior year. In a flat comp sales environment our team did a very good job of managing their business. Where does all of this leave us for the fourth quarter? As Rick mentioned earlier, we do not foresee any significant changes to our existing sales trends.
If you peruse our detailed forecast, you will see that we are expecting our comp trends to be somewhere between our results for the second quarter and third quarter of this year. There really is no magic here. We’re simply extrapolating current trend over the next few months. We have a very busy development pipeline in the fourth quarter. We expect to open a total of 10 new Bistros before the new year, three of which have already opened. Unfortunately, we are experiencing a hodgepodge of development delays which has caused us to reduce our new sales week expectation by about 14 weeks.
Consequently, in total we have reduced our fourth quarter revenue forecast at the Bistro from roughly $203 million to just under $200 million. In our existing restaurants, we expect the margin trends from the third quarter to carry over to the fourth quarter. However, the inefficiency of ten new restaurant openings will mute some of the margin improvement. Thus, we are raising our restaurant margin outlook by about 30 basis points from our previous forecast. We believe the margin improvement will offset the slight decline in revenue, which leaves us with our net income expectations unchanged from our previous forecast and roughly on par with the first three quarters of this year.
With that I will turn it over to Mark.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Thanks, Bert. In summary, for the third quarter we saw our consolidated net income come in at 6.6 million or $0.25 per share. This was $0.04 per share ahead of our forecast of $0.2, primarily due to the following items, most of which were explained in the concept reviews.
First, the sable variances. Labor and group medical was $0.04 ahead of forecast, and our cost of goods sold was about $0.02 favorable. Equity-based compensation came in at $0.01 favorable primarily due to the fiscal year 2006 grants that were issued during the third quarter being less than we had originally forecasted them. Finally, we got a little help from the tax rate development costs and reduction in shares.
The two unfavorable variances were operating expenses, which were $0.03 unfavorable, and depreciation and amortization, which was a penny unfavorable due to a change in the amortization policy for liquor licenses, which affected both concepts. This change resulted in cumulative catch-up charge of $500,000 in the current quarter. We’ve historically not amortized the cost of liquor licenses as we have considered them indefinitive live intangible assets under the belief they could be sold once a store was closed.
However, in researching the transferribility provisions of licenses this quarter, we have concluded that certain liquor licenses are not transferable and therefore have finite lives. As such, these non-transferable licenses will now be amortized over the life of the restaurant, typically 15 to 20 years. This will increase amortization expense by about 100,000 a year. Switching to the balance sheet, we ended the quarter with $15 million in cash and cash equivalents, down $51 million from Q2 reconciled as follows: we spent $39.5 million during the quarter to repurchase $1.2 million or 4.4% of our outstanding shares, which leaves $10.5 million remaining under the current $50 million repurchase authorization. The average purchase price of those shares was $32.89.
Capital expenditures for the quarter totaled $36.8 million given as a year-to-date CapEx spend of $78.6 million, well on our way to an expected year-to-date spend of between 95 and $100 million. We generated $27 million in cash from operations during the quarter.
Finally, looking at the Q4 forecast, we expect Q4 EPS to be $0.26, an increase of $0.01 from our previous forecast. Our expectation of favorable labor and cost of goods sold as well as lower equity based compensation should help us deliver this expected result despite a 4.3 million decline in forecasted revenues and the fact we’ll be opening ten new restaurants in both the Bistro and Pei Wei during Q4.
We will be reporting our fourth quarter sales on Thursday, January 4th, one day later than our usual Wednesday release due to the holiday on Monday. Our earnings release and conference call will follow on February 14th. With that, let’s go ahead and open up the call to questions.
QUESTION AND ANSWER
Operator
[OPERATOR INSTRUCTIONS]. Ashley Woodruff from Friedman, Billings, Ramsey, you may ask your question.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
Thanks. First a question for Bert, in terms of the labor savings that you saw in the third quarter at the Bistro, how much of that was due if any to the new labor initiative that you put in place, and is that new initiative in all of your Bistro stores now?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hi, Ashley. We’re not quite in all of the Bistros yet. We probably have a handful of restaurants that are in the process of changing their strategy right now, but we’re probably 98, 99% of the way home. There may be a little bit with respect to that change, but it is not the large driver of the savings that we’re seeing in labor right now. As I mentioned in my remarks, we’ve been able to drive a little bit better efficiency in the restaurant as measured by sales to labor hour through the first two quarters. That pace has continued in the third. Our team is just doing a better job of managing their business. I think that’s the biggest driver.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
And with the new labor initiative, have you seen any effect on operations either positive or negative in terms of table turn times or anything like that?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We don’t spend a whole lot of time thinking about or looking at table turns per se. The change in our service strategy that we talked about in the last quarter has more to do with improving the guest experience in our restaurant. Frankly, what we’re trying to do is put more of our best sales people which happen to be our servers on the floor taking care of our guests. That’s the whole impetus behind the program. We’re in the early stages of it. Generally we’re pretty pleased with how it’s working. With any change there is always some bumps in the road, and my guess is there are times we’re not executing at the level we still want to. We’re going to continue to plug away at it. We hope that as time goes on that it will deliver a better guest experience, it will be a positive for our employees, and ultimately that will drive a higher top line.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
Thanks. I just have a question for Rick as well. Could you — I guess, address your most recent thoughts on I guess the long-term growth rate for the Company as a whole? I think, we used to look at about 20%, and I am curious, do you still feel that’s the right growth rate to target or should that come down a little given the larger size of the Company and I guess what your thoughts are that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO, Chairman
Ashley, we have not changed our longer range — if you look out over the next five years, we have not changed our growth expectations for the Company.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
So 20% is you think is still reasonable?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I think we’re still early in the process of doing our 2007 forecast. I think it is too early to predict what we’re going to be doing next year.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
All right. Thank you.
Operator
John Glass from CIBC, you may ask your question.
John Glass — CIBC World Markets — Analyst
Thanks. I’ve got two. Following up on that last comment from you, Mark, on your ‘07 outlook, you didn’t provide any, so is there anything we can — that you do know that you could share with us today about ‘07? For example, do you know at least the unit openings for the Bistro and Pei Wei?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hey, John, this is Bert. I think in the last call we talked about at least at the Bistro we gave the expectation of roughly 18 to 20 openings next year, and that hasn’t changed.
John Glass — CIBC World Markets — Analyst
And —
Russell Owens — Pei Wei Asian Diner — President
Pei Wei we said 36 to 38. That hasn’t changed.
John Glass — CIBC World Markets — Analyst
That’s very helpful. Then, the lower equity compensation in the quarter you talked about, is that the beginning of a philosophical change or is that just performance related in the quarter?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Our original forecast we put together was based upon the 2005 numbers we had seen based on black shoals, and Q3 we’re still using that number. Obviously the black shoals number has come down as the stock price come down. Once we issued the 2006 grant, that’s what generated the favorable variance in Q3. In addition, we also issued restricted shares to non-executive associates which had a slightly overall lower expense compared to issuing stock options. Our philosophy has been to establish what the right level of long-term incentives are for each level associate and what the next vehicle to deliver that for that associate is.
John Glass — CIBC World Markets — Analyst
And into that end is that changing from stock to cash or is that a consideration for ‘07?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We switched from the stock options for everyone to restricted for non-executives. That was the first change we made.
John Glass — CIBC World Markets — Analyst
I am sorry, when did that occur?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Fiscal year 2006.
John Glass — CIBC World Markets — Analyst
Okay.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The grants that we issued this year.
John Glass — CIBC World Markets — Analyst
Got you. Okay. Thank you.
Operator
Steven Kron from Goldman Sachs you may ask your questions.
Steven Kron — Goldman Sachs — Analyst
Thanks. A couple questions, Russell. You mentioned in your prepared remarks for Pei Wei you adjusted the revenue expectation in part I think reflective of average weekly sales updates on some of the newer restaurants if I heard you correctly. I think the newer restaurants you’re opening up with increased P.R. and local advertising.
Maybe you can kind of share a bit with us any of the learnings or is that P.R. and local advertising maybe not driving the level of traffic that you would have thought, and then secondly, I guess this goes a little bit more to Bert. Can you just talk a bit about some of these developmental delays you talked about, what’s kind of going on, what you’re seeing in the environment today? Thanks.
Russell Owens — Pei Wei Asian Diner — President
I will go first. On the sales adjustment, every quarter we take a look at restaurants we’ve opened and their current trends and the average weekly sales. Some of it is just mapped based on when restaurants open during a quarter. We just try to update our expectations based on as much reality as we have, and you’re opening a lot of restaurants sometimes that you end up adjusting a lot of restaurants. In terms of the P.R., we had mentioned in the last quarter we were going to — attempting to open new markets with a little more fanfare. We have done that starting in the quarter, and overall I would say we’re pleased with the results and have opened in some newer markets at better rates than some of our newer markets earlier in the year and last year.
It is not a science, and some have done better than others, and we will continue to evaluate the things that are working and the things that are not working. We’ve hired local P.R. agencies in Raleigh, in Minneapolis, and we’ll continue to look to do that as we move into new markets next year. Again, I would say right now it is early to say whether it is 100% success or not, but we’ve seen some good things out there and like some of the results.
The 2005 class we just got a few restaurants that aren’t improving at the rate we would like to see them improve, and we’ve lowered the back half of the forecast or the fourth quarter forecast for a few of those restaurants.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Steven, this is Bert. I didn’t catch your question.

Steven Kron — Goldman Sachs — Analyst
The unit openings shifting around within the quarter maybe a little bit later giving you slightly less sales weeks. Can you talk about what’s going on, what you’re seeing in the marketplace, the development, is it liquor licenses? What’s driving that slight shift there?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
There is really unfortunately there is really nothing new to report with respect to development. There is a lot of activity that goes on in order to get a restaurant open. When you bunch all of your openings into one quarter, like we are right now, there is always a possibility that things are going to slip a little bit on our end. We’re a little bit at fault in this and our developers are a little bit at fault in terms of not getting all of their work completed for us. We’ll share the blame with them.
Unfortunately all that does is we end up having a few less new store weeks in this quarter. I still believe we’re going to get all 10 open before Santa comes to town at the end of December. We’ll be in good shape in terms of on a go-forward basis and we’re disappointed we have lost some weeks before.
Steven Kron — Goldman Sachs — Analyst
Thanks.
Operator
Fitzhugh Taylor from Banc of America Securities. You may ask your question.
Fitzhugh Taylor — Banc of America Securities — Analyst
Thanks, guys. Russell, in the past you’ve kind of given us some pretty detailed data regarding the cannibalization in Phoenix and Dallas in particular. Maybe without going quite to that level now, but could you maybe give us color what you’re seeing in those markets in particular, cannibalization versus consumer trends?
Russell Owens — Pei Wei Asian Diner — President
Well, I don’t think we’ve seen any change in those — in the restaurants from the detail. Dallas is being impacted meaningfully with cannibalization and will continue. We opened in the third quarter a restaurant, the very end of the third quarter a restaurant that will impact an existing Dallas restaurant, and we opened two more in Dallas in the fourth quarter that may have a little bit of an impact. We started lapping the restaurant here in Phoenix, first one that was cannibalized in sort of mid-July, and we don’t really have any more coming in the Arizona market, the restaurant we opened later this year is not going to impact any existing restaurants in the Phoenix market.
Other than that, the trends, underlying trends in those markets haven’t changed, so I think from a predictability stand point, we ended up about where we thought we would, and their impact on comps. I think for the quarter, Mark, did we talk about impact of cannibalization on the comp number?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Our rough calculation of the cannibalization, it was up a little bit from Q2 to 1.9% as Russell pointed out. It has dropped from six stores we’re doing the cannibalization down to 5.
Russell Owens — Pei Wei Asian Diner — President
1.5 to 1.9% effect on our overall comps due to those cannibalized stores.
Fitzhugh Taylor — Banc of America Securities — Analyst
Great. Thank you very much.
Operator
John Emerich you may ask your question from Ironworks Capital.
John Emerich — Ironworks Capital — Analyst
One follow up and I will ask my own. You’re saying the decrease relative to expectations in stock-based comp was a function of the stock price being down as much as it was, not because you changed your policy on options issuance?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yeah, two different factors. The first is obviously the black shoals is calculating less expense for us than it did last year.
John Emerich — Ironworks Capital — Analyst
Right.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We basically built our forecast in 2006 based on what we were seeing in 2005. That was the biggest driver. The second driver was the switch from stock options to say restricted stocks for nonexecutive associates which did help us out a little bit as that ultimate expense for restricted stock is slightly less than stock options.
John Emerich — Ironworks Capital — Analyst
Great. And then the question I have is in regards to ‘07, if you could talk about potential food costs, pluses and minuses, I am a generalist as a portfolio measure, but I do see on out of one eye agricultural commodity prices starting to sky rocket in the near term and looking higher in ‘07. I don’t know how quick that moves through the food chain literally, but wonder if you can make some comments about that. That would be great.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will take first crack at it. First let me start off with Q4. Most of our pricing, especially on the protein is under contracts throughout the remainder of the year. The majority of our protein is contracted running concurrently with the fiscal year. We’re currently working on some of those contracts for next year. We do have several of them already in place. We’re currently not expecting to see significant upward cost of goods pressures in fiscal year 2007, but since we still are early on in negotiating those contracts, we really need to wait until we have those in place to be more definitive.
John Emerich — Ironworks Capital — Analyst
Anything else besides protein?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We have seen preliminary indication that is corn is rising. That could put pressure on oil prices, could put pressure on some of the protein, and that’s why it is still early on and we need to get some of those in place before we can be more definitive.
John Emerich — Ironworks Capital — Analyst
Thank you.
Operator
Jason Whitmer from Cleveland Center. You may ask your question.
Jason Whitmer — Cleveland Research — Analyst
I was wondering if you can review some of the factors that have been dragging down unit volumes this year at both brands. Obviously comps are down but still seeing a greater drag on the unit volumes relative to the comps. Can you go through those factors on the year-to-date numbers there?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Jason, this is Bert. With respect to the Bistro, we’ve seen a certainly a flattening of our traffic. We’ve been slightly negative from a traffic standpoint this year. That has had a dampening effect on our overall revenue. Again, that’s nothing new. We’re not seeing anything else significant generally speaking, other than that particular item. Our new units for the ‘06 class are opening right in range as where we thought they would be. Again, other than fewer people coming through our doors, that’s the biggest driver of what we’ve seen thus far this year.
Jason Whitmer — Cleveland Research — Analyst
And with that said, then, what are your current thoughts on pricing? It certainly seems like it has been climbing up relative to the last few years. Are you comfortable with that in this environment and with your traffic trends and what’s your posture on that going forward?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We have taken a little bit of price this year. In the past we’ve been criticized for being slow with price, and now it seems like people are questioning the — our pricing strategies thus far, but the fact is that we try and be consistent in raising prices when our overall long-term costs increase in our business. That’s a long-winded way of saying when labor costs go up, we have taken a little bit of provides in anticipation of some minimum wage activity that’s occurring now and will occur in the future in ‘07. As we sit here today, and we will always reserve the right to change our mind, but as we sit here today, I don’t believe the Bistro nor Pei Wei has any specific thoughts with respect to any price increases next year.
Jason Whitmer — Cleveland Research — Analyst
That was my last question on your outlook on labor in particular for 2007 as it relates to a lot of the minimum wage hikes in your states, any reference on that going forward?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I always assume labor is going up. It always costs inevitably it always costs more to attract and retain the best people, so that’s kind of a built-in every year when we go through our thought processes as we look forward. I don’t think 2007 will be any different. It is incumbent upon us to grow our traffic frankly. If we do that, we’re able to leverage increased sales. We can leverage that increased cost a little bit.
Jason Whitmer — Cleveland Research — Analyst
Great. Thanks.
Operator
Destin Tompkins from Morgan Keegan.
Destin Tompkins — Morgan Keegan — Analyst
You mentioned a little about ‘07 development, and a couple quick questions. Do you expect that development to be — excuse me a similar typical schedule I guess more back end loaded as it has been in previous years and then secondly on Pei Wei, I know that you mentioned that it is going to be more balanced between new and existing markets between the cannibalization that we’ve seen in ‘06. Any expectation for average weekly sales given that change in mix of restaurants at Pei Wei?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Destin, with respect to the Bistro and our development for ‘07, I dearly hope we’re not as back end weighted as we are this year. Right now as I look at the schedule, they’re a little more evenly spread out. We seem to have a lot of activity right now in the third quarter, but the past is a guide. We’ll probably slip some of those things in the fourth quarter, so we’re working hard to try and get a little bit more of a balanced development for next year, and that’s our goal, and hopefully we’ll be able to achieve at least — hopefully achieve at least a little bit of that.
Russell Owens — Pei Wei Asian Diner — President
Pei Wei, it should be a little more evenly spread. We did a little better job this year than in ‘05. In terms of where we’re going, new markets, existing markets, this year is a little under a third of our restaurants we’re in new markets. Although there are a lot of new markets we talked about in the past being more aggressive with multiple restaurants in new markets, and we’ll see the effect of that in the 2007 development schedule. Roughly half of our restaurants will be in new markets next year, but there won’t be really any more new markets than we had this year.
We’re going to go in with four or five locations in Detroit during 2007. We’re going to have ten locations opening up in Florida, and a couple of new markets there with three or four each in those markets. We’re going to have three in the Philly market. We’re going into to — we have a lot higher proportion of our total openings will be in new markets, but there is not any more new markets. Hopefully we’ll see a little better performance than those isolated one unit new markets this year.
Destin Tompkins — Morgan Keegan — Analyst
Great. Thanks.
Operator
Joe Buckley from Bear Stearns. You may ask your question.

Joe Buckley — Bear Stearns — Analyst
Russell, when you look at the class of 2005 and the volumes being below where you like them, is there any common threads between the units that are underperforming in terms of real estate location for example?
Russell Owens — Pei Wei Asian Diner — President
No. There is not one thing we can look at in the ‘05 class that would make us change or do something differently other than again trying to go into newer markets with more restaurants sooner. Some of those ‘05 restaurants or medium-sized large markets where we just have one restaurant and the second and third one aren’t coming online until next year, we changed that strategy. Other than that, there is not any sort of one or two silver bullets we can find that we would change.
Joe Buckley — Bear Stearns — Analyst
Okay. You mentioned more public relations, a little more walking around new units. Is that being extended across the Company? Are you becoming more active marketing for the Bistro?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I am sorry, Joe, becoming more active with what?
Joe Buckley — Bear Stearns — Analyst
Marketing for the Bistro.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, Joe, we haven’t necessarily increased our marketing spend there. We are doing some work currently, some branding work with some outside consultant, and if you dropped into a couple of restaurants, you might see perhaps a different looking menu than what you see in some of our other restaurants. We’re doing a little bit of work. The marketing is really within the four walls, not outside the four walls.
Joe Buckley — Bear Stearns — Analyst
Thank you.
Operator
Jeffrey Bernstein from Lehman Brothers, you may ask your question.
Jeffrey Bernstein — Lehman Brothers — Analyst
Thank you very much. A couple of questions. First in terms of preopening and building costs. Seems like openings were in line for the quarter and you definitely got benefit on the preopening. Wondering if you can talk about the savings you saw there, the trends you’re seeing in real estate and building cost environment or perhaps maybe your savings due to refinements you’re making to the actual sites and I had a follow-up. Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Jeffrey, this is Bert. With respect to the Bistro, we had a little bit better performance on preopening this quarter than we anticipated. There was not any specific initiative behind that. Again, I think our team did a very good job of being efficient when if comes to our new unit openings in the third quarter we only lost sales weeks versus our expectation when sites and restaurants open on time we’re just simply able to do a little bit better job. My guess is having said that as you look into the fourth quarter we probably will not do as good a job with preopening given the slippage we’re seeing in the developing schedule right now. From a construction costs stand point, right now things generally speaking seem to have leveled out. We’ve had some of the base costs that have declined at least sequentially over the course of the year. We’re not seeing any significant pressure right now in terms of the building of the Bistro.
Jeffrey Bernstein — Lehman Brothers — Analyst
Okay. Actually a question on throughput. Most frequently asked question we get pertains to kind of how you can service more customers at the Bistro and hopefully driving a boost to the comps. Wondering if you can give us an update on existing kitchen initiatives to drive such throughput and if you can take a lookout for ‘07, any big initiatives we should be thinking about in terms of improving the operational efficiency both front or back of the half? Thanks.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We do not have any specific plans that are addressing a throughput issue at the Bistro. What we believe will ultimately drive a higher top line is continuing to provide a great quality product with great service. Again, we’re going to go through economic times in this country that sometimes are better, sometimes are worse, and our goal is to be sure that we’re consistent in what we are delivering to our guests in terms of great service, great food, and as long as we stick by that, we feel like we have an opportunity to continue to drive great traffic through our restaurants. There is no question that there are times when we have a ceiling if you will on the amount of people we can get into our restaurants, but I will also tell you that every one of our restaurants across our system has the opportunity to have more people come through it in ‘07 than they do in ‘06 regardless of volume, so it is incumbent upon us to do a great job from an execution standpoint, and if we do a good job, I think we stand a good chance at having more people come through the doors.
Jeffrey Bernstein — Lehman Brothers — Analyst
Thank you.
Operator
Sharon Zackfia from William Blair, you may ask your question.
Sharon Zackfia — William Blair — Analyst
Bert, you kind of addressed this, but given the minimum wage hike in California, and then Russell, I think there’s one pending in Arizona both of those are big states for respective concepts. Do you feel as if you’re adequately defended with the price you have now on your margins?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Sharon, right now as everybody is on this call realizes, the consumer is certainly challenged, and at least when it comes to our dear little space, so I don’t think it is the right time to be trying to push price, and we’re going to be very cautious with that. If we end up having to absorb some of those cost pressures that people are forecasting for ‘07 for a little while, so be it. We’re going to continue to manage our business again in the best interests of our guest and is of our employees, and we will when it is appropriate take a little bit of price.
We’ve always been fairly conservative when it comes to trying to pass through costs along to our guests. If we’re going to take any price in ‘07, we are also going to, at the same time hopefully deliver a better service product as well as perhaps put a little bit more back on the plate. We may make some specification changes to the product which actually enhance the product that we’re serving on, the raw ingredients that we’re serving in our restaurant, so we believe that it is the time right now to make sure that we’re doing everything possible to give our guests a great experience, and that’s what we’re focused on.
Sharon Zackfia — William Blair — Analyst
At Pei Wei, are you a minimum wage employer? Do you have minimum wage employees? Is it meaningful?
Russell Owens — Pei Wei Asian Diner — President
We do not have minimum wage employees, and we do not have tipped employees. We aren’t affected by the tip credit. Our effect would be if any indirect as just being overall inflationary to wage rates.
Sharon Zackfia — William Blair — Analyst
Okay.
Russell Owens — Pei Wei Asian Diner — President
We’ll just wait and see.
Sharon Zackfia — William Blair — Analyst
Russell, can you remind us, when do you lap the majority of this cannibalization we’ve seen this year and I guess late in ‘05?
Russell Owens — Pei Wei Asian Diner — President
We’ll start lapping it a little bit in the third quarter, one restaurant, a couple maybe in the fourth quarter, and then in the first half of next year. By this time next year there would be one or two locations that would be cannibalized.

Sharon Zackfia — William Blair — Analyst
Okay. I know it is still early on Taneko, but what’s the game plan? How long are you going to watch it before updating us on any plans to open a second one?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO, Chairman
Your first comment is exactly right. It is very early at Taneko. We intend to get through the fourth quarter, and I think sometime in in the beginning of the first or second quarter we’ll have enough information as to whether or not we need to be making any tweaks or adjustments to the business as we have defined it today. If that’s the case, then we’ll continue to play with the business until we feel like it is a business that can provide the kind of returns that we expect from many of our businesses. We don’t really have a hard answer like a drop dead base, but our expectations are to continue to review it over the next several months.
Operator
Matt Difrisco from Thomas Weisel Partners, you may ask your question.
Matt DiFrisco — Thomas Weisel Partners — Analyst
I think this might have really been asked but I didn’t really hear the answer, though. Are there any — the delays occurring in the fourth quarter falling into the first quarter or so?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hey, Matt, it is Bert. Right now I am not losing any sleep about any openings moving from the fourth to the first. I think at this juncture we’re going to have everything open by about mid-December. So far I haven’t heard anything that causes me concern with respect to that.
Matt DiFrisco — Thomas Weisel Partners — Analyst
What about the first quarter openings? I think before the reference was on the Q2 call that ‘07 was going to be more evenly opened year. It now looks like you’re saying it is going to be more back end weighted. Do you think?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I think that we probably have more openings in the third quarter right now than we have in any quarter next year. We do have some activity in the first quarter, and it is less than the second and third quarter.
Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. Okay. Then also looking at — you mentioned that you’re gaining labor productivity, same-store sales being negative, I am wondering can you bring that down into more basic terms? Are you saying there is lower staffing levels or are you having a lower wage rates?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Actually our staffing levels are on par where they were on a store by store basis when it comes to our hospitality team, our staffing levels are the same level they were at the beginning of the year. We are seeing actually a wage pick up year-over-year in the first quarter wages average wage rates were up about 3.2%, second quarter about 3.8, and the third quarter was about 3.3 year-over-year. In the third quarter we actually saw a sequential pick up in wage rate of a little over 1%. We’re seeing wage pressure on a wage rate basis. What our team has been able to do and again it is the simple pennies and nickels when it comes to clock-ins and clockouts.
It is also — as we look at the staffing levels in the restaurant, we have shifted the levels and weighted them more towards our food servers rather than the service support. In some states there is a little bit of a wage arbitrage between that shift. We haven’t reduced head count, but there is a little bit of wage arbitrage but not much. Frankly as we push forward into ‘07, I think that will become de minimus in nature. Our goal right now is to grow sales. The way you grow sales is to continue to provide great service, not reduce your service levels.
Matt DiFrisco — Thomas Weisel Partners — Analyst
I guess then you’re gaining efficiency in the back of the kitchen.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

We are gaining some efficiency in the front of the house and in the back of the house, and we’re also gaining efficiency at the management levels.
Matt DiFrisco — Thomas Weisel Partners — Analyst
And one last question here. Regarding the occupancy relative occupancy expense at Pei Wei looks like it is rising faster than even just the negative average weekly sales would imply. Looks like if you weight that by operating weeks you’re growing about 3% or so in the last quarter. What’s going on in that environment as far as your occupancy expense for the Pei Wei brand and are you looking at new stores perhaps with higher leases now than you were doing in ‘04 and ‘05?
Russell Owens — Pei Wei Asian Diner — President
I think the primary driver is property tax expense. We don’t look at our return models any differently, and we haven’t seen any significant change in sort of lease rates in any particular area of the country. I think it is just the decline in sales and leveraging in the property tax rate.
Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We’re seeing the same thing at the Bistro, Matt. Almost across the board property tax estimates and accruals are going up, and the concept.
Matt DiFrisco — Thomas Weisel Partners — Analyst
It is not going up that much, it is just that it was going up and your sales are coming down. I thought maybe you were going into more cost effective locations, but that doesn’t show to be showing through in the occupancy costs. Thanks for the explanation.
Operator
John Lawson from Tiburon Research Group, you may ask your question.
John Lawson — Tiburon Research Group — Analyst
I have two questions and they’re both for Bert. The first quick clarification, did I hear correctly earlier you say you have not even increased labor costs from the service initiative at the Bistro?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, we have not seen increased labor costs. What we have seen, again, the number of head count on the hospitality team has remained unchanged. We have shifted the weighting of the head count if you will towards the service staff versus the service support staff.
John Lawson — Tiburon Research Group — Analyst
Okay. My second question, this time last year and by that I mean the Q3 2005 earnings call, you had negative traffic at that point, and you were asked about it, and in response you said, and I am looking at the transcript right now, you said that if you have a prolonged period of declining traffic trends, then the guess would be telling you that something is amiss, but you did not call one quarter that situation. Since then you basically had flat traffic in Q4, and then negative traffic first three quarters of this year. Looks like you’re projecting negative traffic again in Q4, and then on the call today you said you’ve had fewer people coming through the doors and that you also don’t see significant changes in your sales trends coming up, so my question to you is do you think guests are telling you that something is amiss and if so, what are you doing to correct it?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
When you look at the first half of the year, I think you’ll see that we had positive comp store sales in our restaurants. If we had — if you roll back some pricing, we’re basically flat, and now we’re talking about tens of basis points. Let’s just call it flat. We are seeing negative traffic currently in our restaurants. Is the guest telling you something? Sure, they’re telling you something.
Is it specific to our concept? Is it specific to their household incomes? I think that it would be while I am always our harshest critic, I will tell you that I think I would be a little bit too harsh if I said it was only the Bistro is the only restaurant company in America that’s having these challenges. I think that everyone seems to be struggling a bit growing traffic, and we’re part of that mix. Can we do a better job, absolutely. Are all of our efforts right now focused on making sure that every guest that comes into our restaurant has a great experience? Absolutely.
At some point in time we’re hopeful that a few more people come through our door. I am not about to change the way that we have run our business for ten years based upon the fact that we now have flat basically flat traffic or just slightly negative traffic. When I look around me and everyone else is fighting the same battles, I think that would probably not be the right thing to do at this point in time.
John Lawson — Tiburon Research Group — Analyst
Okay. Thanks.
Operator
John Ivankoe from J.P. Morgan, you may ask your question.
John Ivankoe — JPMorgan — Analyst
Thanks. Bert also a question for you. I know the menu has more or less looked the same since the first concept has opened, and I was fortunate enough to go into one of your new stores which kind of showed a completely different menu where the proteins were kind of organized vertically and the price points were kind of using round numbers, and it was definitely a different visual than what I was used to having from the concept. I guess what I am going to ask is do you think there is an opportunity with menu redesign and what might you accomplish with a different look for the consumer?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I will clarify your statement for a little people not as familiar with your concept as you are to say that the menu hasn’t changed, you’re speaking to the visual.
John Ivankoe — JPMorgan — Analyst
I am speaking to the visual, of course,.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We are playing with a different look. You are one of the lucky ones to have seen it. Right now it is only in about three restaurants. We will see. It is a different look. We’re gathering feedback by the end of the quarter. It will be in about 10 or 12 restaurants. We’re going to get feedback internally. We’re going to get feedback externally and make a decision as to whether or not that’s something we will push forward with. Personally not surprisingly I like the look of the menu. We’re going to let our guests and our employees tell us what they think before we make that decision.
John Ivankoe — JPMorgan — Analyst
And might it lead to increased appetizer sales or could you have more flexibility with pricing, and I guess the point I am asking is when you do a change like this, what kind of goals are you trying to accomplish?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We’re just trying to take a little bit different look and a little bit different feel when it comes to the menu. Again, personally I believe it is a sleeker, a little bit more sophisticated look.
John Ivankoe — JPMorgan — Analyst
It is.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We will see. We’re not necessarily trying to be menu magicians and trying to move people around the menu. We’re just simply trying to see if we can raise the expectation and the way the people feel about the concept just a little notch with the change in this menu. As you know, we recently changed our uniforms in the restaurant. We’re make some slight subtle changes that I think our employees will be in favor of, and I am hoping the guests will be in favor of, too.
John Ivankoe — JPMorgan — Analyst
Thanks very much.

Operator
Paul Westra from Cowen & Co., you may ask your question.
Paul Westra — Cowen & Co — Analyst
First question up for Bert, I guess a follow-up with what John asked about I was wondering if you will provide us with color on your 2007 new menu initiative especially from the learnings you had from the Sichuan effort and what you tried in the trial. What your plan is for the beginning of the year.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
As you know, we began in 2006 introducing new product onto our menu. We use provincial menus, our regional menus. We’ll continue that in 2007. The first menu you will see will be in February of ‘07. And the follow up the latter part of the year, probably the September/October time frame with the Macau region. Both of other menus that point in time will highlight, and we will educate our team and maybe educate the guests a little bit as to what makes those, the cuisine in those regions a little bit different.
Paul Westra — Cowen & Co — Analyst
You say the Sichuan effort was successful on the trial of a portion of the effort?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Yeah. We’re always tinkering with the menu. We always look — we’re adding a few new menu items to the menu every year based on guest response. I view that as — the Sichuan menu certainly provided that platform. I think we added three or four item to say our menu that originated from that menu. We’re pretty happy with that. I think there are things we can do better from a regional menu standpoint, and we learned a few things earlier this year with the Sichuan menu, and again it is all about improving the quality of our game and that’s what matters to us.
Paul Westra — Cowen & Co — Analyst
A question for Russell. Russell asked a bunch of times about the cost of cannibalization. Can you let us know what the benefits of cannibalization. Clearly a lot of stressed out stores and employees and sort of the benefits of the effort has been worth the while?
Russell Owens — Pei Wei Asian Diner — President
I will take the benefit for the guest experience and the employee experience is a positive one. We feel good about that. I think the benefit as an owner/operator of the business we’ll be seeing when we can take the larger amounts to capacity and the more restaurants in the market and find a way to raise the sales levels back across the entire brand in those markets and improve the overall economics, and that’s yet to be seen. We’re still in the process of building out those restaurants.
Paul Westra — Cowen & Co — Analyst
On the stores that were impacted, have you gone through and was able to scale back labor and then maybe reduce turnover and customer efficiency scores, I assume that you’ve been tracking?
Russell Owens — Pei Wei Asian Diner — President
We haven’t tracked any customers scores. I think we just lapped the first restaurant that we cannibalized in the middle of the third quarter, and it is too early to say I think the measure on that will be when comp sales are positive again in those restaurants after you lapped that. We really haven’t gotten to that point yet.
Paul Westra — Cowen & Co — Analyst
The last question Mark or Rick, obviously you implemented a share repurchase plan with great success so far with your average price being the low 30’s here, you’re running through on your current one. Can we hope or expect you will potentially keep that as an ongoing vehicle to tap the markets when you deem necessary and clearly you have enough leverage opportunity and plenty of cash availability. I was wondering if you can comment on that?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I think you said it perfectly. This quarter we can repurchase 1.2 million shares or 4.4% of our outstanding. We spent $39.5 million doing so. We do have certain repurchase guidelines that were established in conjunction with the board to administer the buyback, and we meet with them periodically to adjust that, and that’s how we administer it.

Paul Westra — Cowen & Co — Analyst
Philosophically, obviously share repurchase of the vehicle to get cash back to shareholders is something we should expect tore the long-term?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, absolutely.
Paul Westra — Cowen & Co — Analyst
Great. Thank you.
Operator
[OPERATOR INSTRUCTIONS] I am showing no further questions. I will turn the call back over to the speakers for any closing comments.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO, Chairman
Thanks. Just to reiterate, we will be reporting our fourth quarter sales on January 4th and our earnings release and conference call will follow on February 14th. Want to thank you for joining us today and we will see you then. Thanks.
Operator
It does conclude today’s conference call. You may now disconnect at this time and thank you for your participation.